Exhibit 99.1

OMNIQ ANNOUNCES Q2 2023 REVENUE OF $20.4 MILLION AND INCREASED AI BASED REVENUE BY 91%

SALT LAKE CITY, August 14th, 2023 (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Artificial Intelligence (AI) and IoT – based solutions announces Q2 2023 revenue of $20.4M and increased AI based revenue by 91%.

●	Q2 2023 Revenue of $20.4 Million a 16% decrease vs Q2 2022 impacted by temporary delay of several large orders

●	6 months 2023 Revenue of $48.26 Million a 4% decrease versus 6-month 2022

●	AI Machine Vision Revenue increased by 91% for Q2, driven by strong customer demand across Homeland Security, Public Safety and Automation of Parking.

●	Company continues the process of improving efficiencies initiated this year, resulting in approximately $1.7M reduction in Sales and G&A expenses maintaining its efforts to reach positive EBITDA.

●	Q Shield AI based Machine Vision Safe City System added 2 new cities for a total of 19 under contract. The company has navigated thru regulatory requirements, is experiencing positive momentum, and expects an acceleration in Q3.
●	Q2 Adjusted EBITDA loss $1.5M versus Adjusted EBITDA loss of $777K in Q2 2022

●	Cash June 30, 2023, of $1,998 Million vs. $1,311 Million on December 31st, 2022.

Additional Q2 2023 and recent events:

●	Three additional Airport ordered OMNIQ’s AI based parking and security solution bringing the total to 60 Airports in the US
●	OMNIQ’s AI – Machine vision systems to be deployed in South America in partnership with a multibillion-dollar publicly traded high-tech defense and homeland security company,
●	AI based Border Safety System has been enhanced with real-time anomaly detection. The technology allows for identification of unusual acceleration of vehicle speeds in high-risk areas, enabling authorities to respond immediately to potential threats.
●	OMNIQ partnered with EAGL Technology, Inc to offer Shot Detection as an important add on to its AI-Based solution with additional unique features like car’s color, model and manufacturer, essential features for crime and terron prevention.
●	OMNIQ signed a definitive agreement to acquire Tadiran Telecomm. The company is waiting for governmental approvals before it can proceed with closing the transaction.

Shai Lustgarten, CEO, commented “Our core legacy business services the needs of many of the world’s largest companies. While we remain confident in our continued success and the opportunities ahead, these large companies were more cautious, took more time to make decisions and pushed out orders as they were faced with the challenges of an uncertain economy over the last several months. This caused a temporary delay in receiving several large orders resulting in a $4M decrease in Q2 revenue vs 2022. Despite these challenges in the quarter, we continued to make significant advancements which provide us the ability to reach our yearly objectives and long-term growth plans.

Our dedicated team worked tirelessly throughout the quarter to provide excellent customer service and actively pursue numerous substantial new contracts. We are confident that these efforts will yield positive results soon, more than compensating for the $4 million decrease.

We continue to witness robust demand for our AI systems in the United States, South America and the Middle East which resulted in an overall AI revenue increase of 91%. Our Q-Shield, Safe City system has exhibited impressive success, fostering safer environments and generating increased revenues upon deployment. Currently, we have 15 additional cities eagerly anticipating the implementation of this system. As we ventured into a new industry with groundbreaking technology, we encountered several learning curves and navigated unexpected regulatory demands. We are pleased to inform you that these challenges are being successfully addressed. We anticipate a swifter pace of deployments for the additional 16 cities and continued positive pace of new contracts moving forward.

In our ongoing commitment to financial responsibility, we have continued with significant cost-cutting efforts in SG&A, resulting in a substantial reduction of expenses by $1.7 million. This aligns with our ongoing efforts to achieve positive EBITDA.

We are excited about our recent announcement regarding the definitive agreement for Tadiran Telecomm, and we are working on regulatory requirements to conclude the closing. Pending approval, upon closure, this acquisition will significantly enhance OMNIQ’s market positioning, adding robust technology to our product portfolio.”

Second Quarter 2023 Financial Results

OMNIQ reported revenue of $20.4 million for the quarter ended June 30, 2023, a decrease of 16% from $24.2 million in the second quarter of 2022. Our Gross Margin in the 2nd quarter was 19% compared to a Gross Margin of 25% in the same period in 2022. The decrease in Gross margin is due to the fix costs accounted to the cost of goods sold combined with the decrease in revenue. Margin on the variable cost (direct cost of material) is higher by 2% from 31% in Q2 2022 to 33% in Q2 2023. Total operating expenses for the quarter were $6.4 million, a decrease of 20% from $8M in the second quarter of 2022.

Net loss for the quarter was $3.9 million, or a loss of $.49 per basic share, compared with a loss of $3.2 million, or a loss of $.44 per basic share, for the second quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the second quarter of 2023 amounted to a loss of $1.5 million compared with an adjusted EBITDA loss of $777 thousand in the second quarter of 2022.

Cash balance at June 30, 2022 was $2 million compared with $1.3 million at December 31, 2022.

Six Months ending June 30, 2023 Financial Results

OMNIQ reported revenue of $48 million for the six months ended June 30, 2023, a decrease of 4% from $50 million in the first six months of 2022. Our Gross Margin for the first half of 2023 was 20%, compared to a Gross Margin of 24% for the same period in 2022. Total operating expenses for the six months ended June 30, 2023 were $14.1 million, compared with $15.5 million in the same period of 2022 a decrease of 9%.

Net loss for the six months ended June 30, 2023 was $7.4 million, or a loss of $0.95 per basic share, compared with a loss of $5.8 million, or a loss of $0.79 per basic share, for the first six months of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the six months ended June 30, 2023 amounted to a loss of $2.4 million compared with an adjusted EBITDA loss of $1 million in the same period of 2022.

Earnings Call Details

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Event Date: August 15th - 8:00 AM Eastern Time

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 261124

Event Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/48934

Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 48934

Replay will be available on the company website at www.omniq.com under the investor tab.

About omniQ Corp.

omniQ Corp. (Nasdaq: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

omniQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $67.1 billion by 2028, and the Ticketless Safe Parking market, forecast to grow to $33.5 billion by 2023 and the fast casual restaurant sector expected to reach $209 billion by 2027.

For more information, visit www.omniq.com .

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in omniQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting omniQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. omniQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

ir@omniq.com

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	As of
	June 30, 2023	December 31, 2022
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$1,998	$1,311
Accounts receivable, net	18,283	23,893
Inventory	6,685	8,726
Prepaid expenses	1,261	1,268
Other current assets	371	473
Total current assets	28,598	35,671

Property and equipment, net of accumulated depreciation of $1,069 and $1,030 respectively	1,373	1,086
Goodwill	16,432	16,542
Trade name, net of accumulated amortization of $4,669 and $4,458, respectively	1,522	1,826
Customer relationships, net of accumulated amortization of $11,241 and $10,762, respectively	4,261	4,967
Other intangibles, net of accumulated amortization of $1,569 and $1,541, respectively	577	675
Right of use lease asset	1,800	2,300
Other assets	1,202	1,744
Total Assets	$55,765	$64,811

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$52,859	$54,736
Line of credit	2,990	1,971
Accrued payroll and sales tax	1,699	2,633
Notes payable, related parties – current portion	97	293
Notes payable – current portion	8,941	11,572
Lease liability – current portion	829	942
Other current liabilities	1,431	1,394
Total current liabilities	68,846	73,541

Long term liabilities
Accrued interest and accrued liabilities, related party	73	72
Notes payable, less current portion	1,570	55
Lease liability	1,010	1,404
Other long term liabilities	178	265
Total liabilities	71,677	75,337

Stockholders’ deficit
Series A Preferred stock; $0.001 par value; 2,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 502,000 and 544,500 shares issued and outstanding, respectively	1	1

Common stock; $0.001 par value; 15,000,000 shares authorized; 7,890,198 and 7,714,780 shares issued and outstanding, respectively.	8	8
Additional paid-in capital	75,000	73,714
Accumulated deficit	(91,849)	(84,460)
Cumulative Translation Adjustment	928	211
Total OmniQ stockholders’ deficit	(15,912)	(10,526)

Total liabilities and deficit	$55,765	$64,811

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months		For the Six months
	ending June 30,		ended June 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues
Total Revenues	$20,446	$24,209	$48,268	$50,531

Cost of goods sold
Cost of goods sold	16,560	18,222	38,659	38,417

Gross profit	3,886	5,987	9,609	12,114

Operating expenses
Research & Development	559	468	982	990
Selling, general and administrative	5,315	7,072	12,082	13,547
Depreciation	96	58	204	151
Amortization	422	406	858	851
Total operating expenses	6,392	8,004	14,126	15,539

Loss from operations	(2,506)	(2,017)	(4,517)	(3,425)

Other income (expenses):
Interest expense	(740)	(878)	(1,678)	(1,689)
Other (expenses) income	(721)	(389)	(1,472)	(653)
Total other expenses	(1,461)	(1,267)	(3,150)	(2,342)
Net Loss Before Income Taxes	(3,967)	(3,284)	(7,667)	(5,767)
Provision for Income Taxes
Current	101	98	294	14
Total Provision for Income Taxes	101	98	294	14

Net Loss	$(3,866)	$(3,186)	$(7,373)	$(5,753)
Net income attributable to noncontrolling interest	-	-	-	67
Net Loss attributable to OmniQ Corp	$(3,866)	$(3,186)	$(7,373)	$(5,820)

Net Loss	$(3,866)	$(3,186)	$(7,373)	$(5,753)
Foreign currency translation adjustment	260	241	717	77
Comprehensive loss	$(3,606)	$(2,945)	$(6,656)	$(5,676)
Reconciliation of net loss to net loss attributable to common shareholders
Net loss	$(3,866)	$(3,186)	$(7,373)	$(5,753)
Less: Dividends attributable to non-common stockholders’ of OmniQ Corp	(8)	(141)	(16)	(189)
Net income attributable to noncontrolling interest	-	-	-	67
Net loss attributable to common stockholders’ of OmniQ Corp	$(3,874)	$(3,327)	$(7,389)	$(6,009)
Net (loss) per share - basic attributable to common stockerholders’ of OmniQ Corp	$(0.49)	$(0.44)	$(0.95)	$(0.79)

Weighted average number of common shares outstanding - basic	7,887,283	7,579,795	7,777,665	7,545,190

OMNIQ Corp.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

	Six Months ended
(In thousands)	June 30,
Adjusted EBITDA Calculation	2023	2022

Net loss	(7,373)	(5,754)
Depreciation & amortization	1,062	1,002
Interest expense	1,678	1,689
Income taxes	(294)	14
Stock compensation	1,032	1,203
Nonrecurring loss events	1,507	882
Adjusted EBITDA	(2,388)	(964)

Total revenues, net	48,268	50,531

Adjusted EBITDA as a % of total revenues, net	(5)%	(2)%